Exhibit 10.3

PREMISES LEASE CONTRACT

Lessor: Yue Yi Leasing Service (Nanjing) Co., LTD. (hereinafter referred to as Party A)

Lessee:Jiangsu HUHU Electromenchanical Technology Co.,Ltd. (hereinafter referred to as Party B)

Having reached unanimity through friendly consultation and negotiation, Party A and Party B have reached an agreement in principle on the leasing of Party A’s plant and affiliated premises to Party B.A lease contract is hereby entered into.

I. Rental houses

Party A will be located at No. 13, Jinding Road, Qiaolin Street, Pukou District, Nanjing, with a floor area of 600 square meters (planning license No. 117, Pugui Building [2007] ; No. 143, Pugui Building [2007]) is leased to Party B for use (hereinafter referred to as “the Premises”). The existing decoration and other necessary facilities (inside and outside) related to production equipment, production conditions, office space and living space of the premises shall be subject to the actual conditions of the parties at the time of handover.Party A agrees that Party B shall decorate and change the content standard of the original facilities and equipment by itself.

II. Lease purposes

Party B leases the Premises as a warehouse. During the lease term, Party B shall not change the use of the Premises without prior written consent of Party A.

III. Lease Term

1. The lease term is four years from October 1, 2021 to September 30, 2025.

2. During the lease term, Party A has no right to adjust the rent at will. The annual rent is as follows:

The first year: from October 1, 2021 to September 30, 2022, the house rent excluding tax is 12,000 Yuan, the tax rate is 9%, the tax is 1,080 yuan, a total of 13,080 yuan;The rent excluding tax is 74,400 yuan, the tax rate is 9%, and the tax is 6,696 yuan, 81,096 yuan in total;A total of 94,176 yuan (RMB Ninety-four thousand One hundred and seventy-six yuan only)

Year 2: From October 1, 2022 to September 30, 2023, the house rent excluding tax is 12,360 Yuan, the tax rate is 9%, the tax is 1112.40 yuan, a total of 13,472.40 yuan;The rent excluding tax is 76,632 yuan, the tax rate is 9%, the tax is 6896.88 yuan, a total of 83,528.88 yuan;A total of 97,001.28 yuan (RMB Ninety-seven thousand, and one point two eight)

Year 3: From October 1, 2023 to September 30, 2024, the house rent excluding tax is 12,730.80 yuan, the tax rate is 9%, the tax is 1,145.77 yuan, a total of 13,876.57 yuan;The rent excluding tax is 78,930.96 yuan, the tax rate is 9%, and the tax is 7103.79 yuan, totaling 86,034.75 yuan;A total of 99,911.32 yuan (RMB Ninety-nine thousand, nine hundred and eleven point three two)

Year 4: From October 1, 2024 to September 30, 2025, the house rent excluding tax is 13112.72 yuan, the tax rate is 9%, the tax is 1180.15 yuan, a total of 14292.87 yuan;The rent excluding tax is 81298.89 yuan, the tax rate is 9%, and the tax is 7316.90 yuan, totaling 88615.79 yuan;A total of 102908.66 yuan (RMB One hundred and twenty-two thousand nine hundred and eighty six cents)

3. During the lease, Party B shall pay attention to the maintenance and repair of the equipment, power, lighting fixtures and surrounding environment. Except for natural losses, Party B shall be able to operate normally when the lease expires.

IV. Rent payment method

1. Party B shall, in accordance with the principle of pay before use, pay the rent to Party A on time every six months. Party A shall issue an invoice to Party B after receiving the payment.Payment for the lease is by bank transfer.

Party A’s account Information:

Account name: Yue Yi Leasing Service (Nanjing) Co., LTD

Bank: Bank of Nanjing, Nanjing Qiaolin Sub-branch

Account number: 2061290000000542

2. If Party A changes the account, it shall notify Party B in writing.If Party B makes the payment to the original account before receiving the written notice, Party B shall not be responsible for Party A’s loss.

V.Responsibilities of Party A

1. Party A shall guarantee the compliance of building structure and fire protection of building structure (record No.:320000WYS110002441).

2. Party A shall regularly inspect and timely repair the leased premises to ensure that there is no leakage, no flooding, good three-way (indoor water supply, drainage, lighting) and good doors and Windows, so as to ensure the safe and normal use of Party B.Party B shall promptly notify Party A to repair the wear and tear of the premises and its ancillary articles, equipment and facilities caused by natural properties or reasonable use.Party A shall carry out maintenance within 7 days upon receipt of Party B’s notice.In case of failure to repair within the time limit, Party B may repair on behalf of Party A at Party A’s expense.If the maintenance of the premises affects Party B’s use, the rent shall be reduced or the lease term shall be extended accordingly.

3. The parties shall not be liable for breach of contract if the house is lawfully included in the scope of housing expropriation and requisition due to urban construction needs. However, the expropriation and requisition compensation is the compensation for business loss and decoration (only for the decoration part of Party B) and belongs to Party B.Party A shall make the payment to Party B within 7 days upon receipt of such payment.If Party A delays the payment, Party A shall pay Party B a daily payment for the delay of performance at the rate of 3‰ of the compensation payable to Party B.Party B shall cooperate with Party A to handle relevant procedures for moving out after receiving the compensation payment payable by Party A according to the contract.

4. Party A shall connect the power line to the plant and the distribution box, and install the lighting and water in place.

5. If Party A transfers the property ownership to a third party according to legal procedures, Party A shall guarantee that this Contract shall remain valid for the new property owner.

6. Party A shall ensure that there are no other rights defects in renting the Premises, including but not limited to mortgage, guarantee, etc.

7. During the lease term, Party A shall not unilaterally terminate the Contract.In case of early termination of the Contract due to Party A, Party A shall provide economic compensation to Party B for the decoration, decoration and appendage attached to the premises according to the residual value of the decoration, which shall be paid off within 7 days after the termination of the Contract. In such case, Party A shall refund the rent paid and not consumed by Party B and pay three months ‘rent to Party B as penalty.

8. Party A shall deliver the premises to Party A on time as stipulated in the Contract. If Party A fails to deliver the leased property within the time limit, the lease date shall be postponed accordingly.For each overdue day, Party B shall have the right to charge Party A a penalty of 3‰ of the rent on the annual rent. If the delay exceeds 30 days, Party B shall have the right to terminate the contract and require Party A to refund all the rent collected.

VI. Responsibilities of Party B

1. In the process of operation, Party B shall carry out production in accordance with relevant national laws and regulations, comply with local regulations, complete various procedures, pay all production and operation expenses of the company, strengthen comprehensive management and production safety management, and shall not engage in illegal business activities. In case of any violation of laws and regulations, Party B shall bear all responsibilities.

2. During the lease term, Party B shall not use Party A’s land and premises as collateral to banks or creditors in production and operation, or sublease to others.

3. Party B shall not destroy or change the house structure by itself in the process of production and operation, and may decorate the house by itself on the basis of the foregoing.Party B shall repair the house and road damage caused by Party B and bear the cost, or Party A shall repair and bear the cost of Party B after negotiation.

4. During the lease, Party B shall pay attention to the maintenance and repair of the equipment, power, lighting fixtures and surrounding environment. Except for natural losses, Party B shall be able to operate normally when the lease expires.

5. During the lease term, Party B shall do its own security work. In case of accidents and property losses, Party B shall be solely responsible.

6. If Party B terminates the Contract in advance due to market reasons or other reasons, it shall notify Party A in writing two months in advance and compensate Party A for three months ‘rent.

7. Party B shall pay the rent to Party A on schedule before the lease is used; otherwise, Party B shall not use the leased premises and bear corresponding responsibilities.Party A shall notify Party B to pay the rent one week in advance before it is due.If Party B fails to pay the rent upon receipt of the notice, he/she shall be charged a late fee of 3‰ per day for the unpaid rent starting from the next day after the lease term expires.

8. The public road in the factory shall be kept unblocked and no debris shall be piled up.

VII. After the Agreement comes into force, both parties shall abide by this Agreement and shall not breach it without authorization.Otherwise, the breaching party shall bear all economic losses and legal liabilities caused by the breach in accordance with the provisions of the contract.The scope of compensation for breach of contract shall include but not be limited to: actual economic losses, investigation expenses, litigation costs, arbitration costs, expenses of hiring litigation and arbitration agents and other necessary expenses incurred as a result of breach of contract.

VIII. Settlement of contract disputes

If both parties have any dispute during the contract period, they shall negotiate first. If no agreement can be reached through negotiation, either party may apply to the people’s court of the place where the house is located for litigation.

IX.Others

1. This Contract is made in duplicate, with each party holding one copy. This contract shall come into force after being signed and sealed by authorized representatives of both parties.

2. For other matters not covered herein, both parties may sign a supplementary contract upon mutual agreement. The supplementary contract shall have the same legal effect as this Contract.

(The following text is left blank)

Party A (Seal) :	Party B (Seal) :

Authorized Representative :	Authorized Representative :
(signature)	(signature)

On September 27th, 2021	On September 26th, 2021

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